Exhibit 10.11

Palladium Capital Advisors, LLC

10 Rockefeller Plaza, Suite 909

New York, New York 10020

Tel (646) 485-7297 Fax (646) 390-6328

November 29, 2017

Michael Rosenberg, Co-Founder and CFO

MedyMatch Technology Ltd.

76 Yigal Alon Street, 5th Floor

Tel Aviv, Israel

Re:	Placement Agent & Advisory Agreement

Dear Mr. Rosenberg:

This will confirm the understanding and agreement (this “Agreement”) between palladium capital advisors, llc, a Delaware limited liability company (“Palladium”), and MedyMatch Technology Ltd., an Israeli company (the “Company”), as follows:

1. The Company hereby engages Palladium on a best efforts basis as its exclusive agent to arrange bridge financing of $4,000,000 of loans under a Securities Purchase Agreement (the “Agent Services”), which amount shall be net proceeds to the Company, less up to $40,000 in legal fees related to closing of such loans, prior to the Qualified Offering (as defined in that certain form of Securities Purchase Agreement, to be entered into on or around the date hereof between the Company, the financial institutions and individuals listed on Annex A thereto) in the form of a private placement or similar unregistered transaction of equity-linked securities of the Company (the “Securities”) to a limited number of institutional, accredited individual, or strategic investors (each an “Investor”) at a price and upon terms satisfactory to the Company (the “Bridge”). The closing of the Bridge (the “Bridge Closing”) shall occur no later than 21 days after the date hereof. The identity of each potential Investor, as well as the beneficial owners of Investors which are entities shall be submitted by Palladium to the Company for approval prior to the potential Investor funding any portion of the Bridge, with such approval not to be unreasonably withheld by the Company. The Company shall use its best efforts to approve potential Investors within two business days of submission thereof by Palladium. The Company shall retain all potential and actual Investor names in confidence. For purposes hereof, the term “Securities” also includes a convertible loan or other type of investment convertible into or exchangeable for or otherwise linked to the equity of the Company.

The Company also hereby engages Palladium as its non-exclusive advisor to advise and assist the Company in connection with the Bridge and related transactions, including, without limitation, assistance with moving papers, side agreements and private sales between existing shareholders of the Company, as necessary (the “Advisory Services”).

2. The appointment and authorization of Palladium under Section 1 of this Agreement shall commence on the date hereof and shall expire upon the earlier of (i) the six (6) month anniversary of the Bridge Closing (the “End Date”), (ii) the termination or completion of the Bridge and Qualified Offering or (iii) the abandonment of the Bridge or the Qualified Offering (the “Term”).

3. The Company acknowledges and agrees that Palladium will be using, and relying upon, the Company to furnish Palladium with written materials and information, including but not limited to financial statements, emails and materials provided electronically, to be provided to potential Investors (the “Materials”) describing the Company, the Bridge, and the Qualified Offering, and Palladium will be using, and relying upon, such Materials supplied by the Company and any other publicly available information without any independent investigation or verification thereof or independent appraisal by Palladium of the Company or its business or assets. Palladium does not assume responsibility for the accuracy or completeness of the Materials, including but not limited to any disclosure materials related to the Bridge and or the Qualified Offering, except for such information that is provided in writing by Palladium to the Company that is independently produced by Palladium and not based on Materials provided by the Company or information available from generally recognized public sources. The Company shall provide Palladium with reasonable access to the Company’s officers, and shall notify Palladium of the occurrence of any events that might have a material effect on the financial condition of the Company. The Company represents and warrants to Palladium that, to the best of the Company’s knowledge, all information contained in the Materials (as all such information may be supplemented or amended from time to time), will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. If at any time during the Term an event occurs which would cause the Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Palladium of such event.

4. Palladium represents, warrants and agrees that neither it, nor any of its directors, executive officers, other officers participating in the offering of Securities, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of Securities of any such general partner or managing member (each, a “Palladium Covered Person” and, together, “Palladium Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). Palladium shall provide prompt written notice to the Company of any Disqualification Event relating to any Palladium Covered Person, or any event that would, with the passage of time, become such a Disqualification Event, prior to the Bridge Closing. Palladium represents and warrants that it is not aware of any person other than any Palladium Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Securities as part of the Bridge, and Palladium will notify the Company of such prior to the Bridge Closing.

5. For the Agent Services, the Company shall pay Palladium upon the Bridge Closing eight percent (8%) of the gross proceeds of the Bridge from such Investors introduced by Palladium, payable in Securities which shall carry identical terms and rights to the Securities issued to the Investors under the Bridge (the “Palladium Bridge Securities”). Palladium, in connection with the issuance of the Palladium Bridge Securities, shall execute and deliver the same transaction documents as the Investors in connection with the Bridge.

For the Advisory Services, the Company shall issue to Palladium, upon the closing of the Qualified Offering (the “Issuance Event”), the number of ordinary shares of the Company (“Ordinary Shares”) equal to two percent (2%) of the then issued and outstanding Ordinary Shares on a fully diluted basis1 upon the Company’s becoming a mandatory full reporting company under the Securities Exchange Act of 1934 (the “Palladium Ordinary Shares”). The Palladium Bridge Shares and the Palladium Ordinary Shares being referred to as the “Palladium Securities”.

The Palladium Securities shall carry an original issue date of the date of the Bridge Closing and shall be delivered to Palladium upon the Issuance Event; provided that the Palladium Securities shall be issued in book-entry form only and be subject to Palladium’s execution of (A) a stock agreement providing for the forfeiture and cancellation of such Palladium Securities if the Issuance Event does not occur on or before the End Date, and (B) a 90-day lock-up agreement, the terms of which shall be identical to the lock-up agreements executed by the directors and officers of the Company pursuant to the Qualified Offering.

The foregoing fees are payable for any sale of Securities that occurs during the Term or within 12 months thereafter with respect to Investors introduced by Palladium, such that in the event that any such Securities are sold by the Company to current investors in the Company or to Investors introduced by the Company or a current investor therein, Palladium shall not be entitled to fees with respect to such sales of Securities.

In addition, the Company shall pay Palladium a cash fee equal to four percent (4%) of any non-convertible debt financing actually received by the Company before, concurrent with or within 12 months after the Bridge Closing or the Issuance Event from any debt provider introduced to the Company by Palladium, provided that the decision to accept any such debt financing shall be at the sole discretion of the Company and that nothing in this paragraph shall grant any exclusivity to Palladium with respect to arranging any debt financing for the Company.

6. The Company agrees to provide indemnification as set forth in Annex B attached hereto and made a part hereof.

7. The provisions of Sections 5 and 6 (including, without limitation, the provisions of indemnification referred to in Section 6) shall survive the expiration or termination of this Agreement.

8. Upon the Bridge Closing and/or the Issuance Event, the Company agrees that subject to any third party’s consent which may be required, Palladium has the right to place notices and/or advertisements in financial and other newspapers and journals (whether in print or on the internet), and to publicize on its own website and/or marketing materials, at its own expense, describing its services to the Company hereunder provided, however, that Palladium shall not use in any such description any terms of the Bridge Closing and/or the Qualified Offering which have not been publicly disclosed by or on behalf of the Company or its affiliates, without the Company’s prior approval for the first such use, which approval shall not be unreasonably withheld or delayed.

9. Nothing contained in this Agreement shall limit or restrict the right of Palladium or of any member, employee, agent or representative of Palladium, to be a shareholder, member, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Palladium to render services of any kind to any other corporation, company, firm, individual or association.

1 Excluding from such calculation shares underlying restricted share units to be granted to members of senior management of the Company in amounts no greater than those shown on the capitalization table of the Company to be attached to the Securities Purchase Agreement.

10. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

11. Any notices hereunder shall be in writing, and shall be sent to the Company and to Palladium at their respective addresses set forth above. Any notice shall be given by e-mail, registered or certified mail, postage prepaid, or by reputable overnight courier such as FedEx, and shall be deemed to have been given when deposited in the United States mail or delivered by overnight courier or upon confirmed receipt if delivered by e-mail. Either party may designate any other address to which notice shall be given by giving written notice to the other party of such change of address in the manner herein provided. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12. This Agreement shall inure to the benefit of and be binding upon the respective, Affiliates, successors and assigns of the parties hereto. The term “Affiliates” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such person or entity and any spouse, parent or issue of any such person; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

13. Any dispute arising under or relating to this Agreement or the parties' respective rights and duties hereunder shall be resolved by binding arbitration to be held in New York, New York under the Simplified Rules of the Judicial Arbitration and Mediation Service (JAMS). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any party may commence arbitration under this provision by the delivery to the other party of a written dispute notice setting forth a brief description of the matter to be resolved (the “Dispute Notice”).

Subject to the foregoing, this Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law. The parties irrevocably agree that any legal action or proceeding under, arising out of or in any manner relating to this Agreement shall be brought exclusively in any court of competent jurisdiction in the County of New York, State of New York. Each of the parties, by its execution and delivery of this Agreement, expressly and irrevocably assents and submits to the jurisdiction of any of such courts in any such action or proceeding. The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by registered or certified mail or overnight courier in the manner prescribed in Section 11 hereof. The parties further irrevocably consent that any judgment rendered by such court in the State of New York may be entered in other court having competent jurisdiction thereof.

14. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof. Notwithstanding the foregoing, the parties hereby incorporate by reference their obligations under that certain Confidentiality Agreement dated October 25, 2017 (the “Confidentiality Agreement”), and agree that such obligations shall (a) extend to any confidential information provided by either party pursuant to this Agreement and (b) survive until the survival period contemplated in the Confidentiality Agreement.

15. Palladium will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event will Palladium be obligated to purchase the Securities for its own account or for the accounts of its customers. Palladium will have the right, but not the obligation, however, to determine the allocation of the Securities among potential purchasers introduced by Palladium, provided that such allocation is reasonably acceptable to the Company.

16. Palladium is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory, or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking any Bridge or the Qualified Offering. All services, advice and information and reports provided by Palladium to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person. Palladium represents and warrants as of the date hereof that Palladium is a "Resident of the United States" for purposes of the Convention between the Government of the State of Israel and the Government of the United States of America with respect to Taxes on Income and that Palladium does not have a permanent establishment in Israel.

Palladium is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

PALLADIUM CAPITAL ADVISORS, LLC

By:	/s/ Joel Padowitz
Joel Padowitz, Chief Executive Officer

ACCEPTED AND AGREED

AS OF THE DATE FIRST

ABOVE WRITTEN:

MEDYMATCH TECHNOLOGY LTD.

By:	/s/ Michael Rosenberg
Michael Rosenberg, Chief Financial Officer

[Annexes follow]

Annex A

Agent Services Ordinary Shares

Annex B

Indemnification Provisions

In connection with the engagement of Palladium by the Company pursuant to the Agreement, the Company hereby agrees as follows:

1.	As further consideration under the Agreement, the Company agrees to indemnify and hold harmless Palladium, its affiliates and their respective members, officers, employees, agents and controlling persons (each an “Indemnified Party”), from and against any claims, liabilities, losses, damages, costs and expenses (or any action, claim, suit or proceeding (collectively, a “Claim”) in respect thereof), as incurred, including any amount paid in settlement of any litigation or other action (commenced or threatened) to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted, in each case in connection with or arising out of or relating to the engagement of Palladium under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, the Company agrees to reimburse Palladium, its affiliates and their respective members, officers, employees, agents and controlling persons (each an “Indemnified Party”) ; provided, however, that the Company shall not be liable pursuant to this paragraph in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of fraud, willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its partners, security holders or creditors related to or arising out of the engagement of Palladium pursuant to, or the performance by Palladium of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is determined in a final judgment (not subject to further appeal) by a court to have resulted solely from fraud, willful misconduct or gross negligence of Palladium. The Company agrees to reimburse any Indemnified Party for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) for which indemnification or contribution hereunder has or is reasonably likely to be sought by and is payable to the Indemnified Party, in connection with the investigation of, preparation for or defense of any pending or threatened Claim; provided that, if any such reimbursement is for expenses relating to a Claim that is determined, by a final, non-appealable judgment by a court, to have resulted from any Indemnified Party's gross negligence or willful misconduct, such Indemnified Party shall promptly repay such amount to the Company.

2.	If any Claim is commenced as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder except to the extent it has been prejudiced by such failure. If the Company so elects or is requested by Palladium, the Company will assume the defense of such Claim and will employ counsel reasonably satisfactory to Palladium. Notwithstanding the preceding sentence, an Indemnified Party shall have the right to retain separate legal counsel of its own choice reasonably satisfactory to the Company to conduct the defense and all related matters in connection with any Claim, if counsel for Palladium reasonably determines that it would be inappropriate under applicable rules of professional responsibility for the same counsel to represent both the Company and an Indemnified Party. In such event, the Company shall pay the reasonable fees and expenses of one such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.	The Company will not, without the prior written consent of each Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

4.	In the event the indemnity provided for in paragraphs 1 and 2 of this Annex B is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 of this Annex B is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Palladium’s share of the liability hereunder shall not be in excess of the amount of fees (with any in-kind fees being expressed in cash) actually received by Palladium under the Agreement (excluding any amounts received as reimbursement of expenses by Palladium). No person guilty of fraud, willful misconduct or gross negligence shall be entitled to contribution from any person who was not guilty of such fraud, willful misconduct or gross negligence.

5.	These Indemnification Provisions shall remain in full force and effect in connection with the transactions contemplated by the Agreement whether or not consummated, and shall survive the expiration or termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

6.	Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Person.

palladium capital ADVISORS, LLC

By:	/s/ Joel Padowitz
Joel Padowitz
Chief Executive Officer

MEDYMATCH TECHNOLOGY LTD.

By:	/s/ Michael Rosenberg
Michael Rosenberg
Chief Financial Officer